Exhibit 10.31

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

1. Parties, positions and employment status.

By the terms of this employment agreement (“Agreement”), ClubCorp USA, Inc. (“ClubCorp”) agrees to employ you, John Beckert, in the positions of President and Chief Executive Officer of ClubCorp and its parent ClubCorp, Inc., and in such other senior executive positions with ClubCorp or its Affiliates that the Chairman (“Chairman”) of the Board of Directors of ClubCorp (“Board”) may designate for you from time to time. You will report directly to the Chairman. This Agreement will become effective August 28, 2004 (the “Effective Date”) subject to approval by the Board and shall thereafter supersede and replace your Employment Agreement effective as of August 27, 2002, as subsequently amended. At all times you will be an employee at will, which means that either you or ClubCorp may terminate your employment at any time, with or without cause. (Definitions of most capitalized terms appear in the final section of this Agreement.)

2. Compensation.

(I) Retroactive to July 1, 2004, ClubCorp will pay you a base salary at the gross biweekly rate of twenty-two thousand, one hundred-fifteen dollars and thirty-eight cents ($22,115.38), subject to normal withholding, so that, if annualized, your gross base salary would be five hundred seventy-five thousand dollars ($575,000.00) (the “Base Salary”). Your Base Salary will be reviewed by the Board at least annually and may be increased at the discretion of the Board from time to time on or after July 1, 2005.

(II) Additionally, you will have the potential to earn an annual cash bonus payment (the “Annual Bonus”) in a target amount equal to your Base Salary, subject to normal withholding, depending on your performance against the financial objectives set in the Senior Executive Bonus Plan. (Your Annual Bonus could potentially exceed your Base Salary if you exceed certain goals set in whatever plan is in effect from time to time.) The compensation worksheet, attached as Exhibit A, describes the financial objectives of the Senior Executive Bonus Plan currently in effect. All Senior Executive Bonus plan terms and parameters are subject to change at the discretion of the Compensation Committee of the Board, provided that such changes will be applied to you in a manner no less favorable than to other ClubCorp senior executives and that they will be communicated to you in advance of their effective date and take effect no earlier than the start of a next compensation year.

(III) You will be entitled to participate in any long-term, incentive, deferred, or similar compensation plans or arrangements, to the extent such plans or arrangements are offered from time to time by ClubCorp, on terms and conditions comparable to those applicable to other ClubCorp senior executives.

3. Stock options.

(I) As soon after the Effective Date as practicable, you will receive a non-qualified stock option grant under the Stock Plan for two hundred thousand (200,000) shares of ClubCorp, Inc. stock, with an Exercise Price of the Fair Market Value of ClubCorp, Inc. stock as of July 1, 2004. The right to exercise the foregoing options shall vest in increments of 20% of the total original grant on July 1 of each subsequent year. Subject to having achieved your 2004 performance objectives which shall mean achieving one hundred percent (100%) of ClubCorp’s 2004 plan, you will receive an additional option grant as soon as practicable after January 1, 2005 of two hundred thousand (200,000) shares, with an Exercise Price of the Fair Market

Value of ClubCorp, Inc. stock as of January 1, 2005 and with such options to vest in increments of 20% of the total grant on January 1 of each subsequent year. It is intended that these grants will cause your total share ownership including options to equal approximately 1.5% of the ClubCorp, Inc. common stock issued and outstanding. It is not presently contemplated that any additional options will be granted unless significant transactions cause the number of shares outstanding of ClubCorp, Inc. common stock issued and outstanding to materially change. Nothing in this Agreement shall limit or restrict rights you may have had, including vesting rights, with respect to stock options awarded prior to the Effective Date.

(II) If the Board should approve a restricted stock plan, you will be eligible to convert up to one-third (1/3) of your stock options into restricted stock with economic and vesting terms and tax consequences no less favorable than those applicable to the underlying stock options so converted. A copy of the prospectus, which incorporates the Stock Plan document and sample stock option agreement is attached as Exhibit B.

4. Vacation.

You will retain any vacation time accrued but unused prior to the Effective Date, and thereafter you will continue to accrue twenty (20) days’ vacation each calendar year of your employment. The terms of your use and retention of accrued vacation time will be governed by ClubCorp policies in effect from time to time.

5. Benefits.

(I) As of the Effective Date, you will be eligible to participate in all health, life, dental and long-term disability benefits programs that ClubCorp may offer from time to time to its other senior executives, including any medical and dental coverage available for dependants, and in any ClubCorp investment plans in effect from time to time for other senior executives.

(II) You will continue to receive, at no charge, a Board Level Associate Clubs and Resorts membership as well as the opportunity to join a local ClubCorp club of your choice without a requirement for the payment of an initiation fee and without the requirement for the payment of dues during the time of your employment.

(III) You will receive free parking at ClubCorp’s headquarters facility.

(IV) During your employment, subject to eligibility requirements and Evidence of Insurability approval by the carrier, ClubCorp will provide, at its sole expense, a supplemental term life insurance policy in a benefit amount of no less than $500,000 payable to such beneficiary or beneficiaries as you may designate.

6. Expense reimbursement.

ClubCorp will reimburse all reasonable and necessary expenses incurred by you on behalf of ClubCorp and the Affiliates, so long as you incur and submit the expenses in compliance with applicable ClubCorp policies and procedures. In addition, ClubCorp will reimburse you for up to Ten Thousand Dollars ($10,000) in legal fees incurred in connection with the review and negotiation of your employment and stock option agreements.

7. Board position.

You will remain a Board member for the duration of your employment as President/Chief

Executive Officer. Upon the termination of your employment, whether voluntary or involuntary, your membership on the Board will automatically terminate unless otherwise agreed in writing with ClubCorp.

8. Rules, policies and procedures.

You agree to comply in all material respects with all reasonable rules, policies and procedures of ClubCorp, the Affiliates and any club of which you become a member as reflected in the ClubCorp Employee Partner Handbook and similar written employee guidelines applicable to your position.

9. Termination by CIubCorp other than for Cause or Resignation with Good Reason.

If ClubCorp or any successor terminates your employment other than for Cause, death or disability or if you resign your employment with Good Reason, then:

(I) You will receive your Base Salary for all days worked up to and including your last date of employment and payment for any accrued but unused vacation days pursuant to ClubCorp Policies;

(II) all of your unvested stock options will be automatically vested effective on the day immediately preceding the termination date;

(III) contingent on your signing and delivering a general release and waiver of claims in a form reasonably acceptable to ClubCorp and its Affiliates you will also receive twenty-four (24) months of Base Salary and an additional amount equal to the Annual Bonus you received in the preceding calendar year.

(IV) you will not be entitled to any other payments, compensation or benefits of any sort under this Agreement or otherwise except as may be vested under the terms of a controlling benefit plan or program. Amounts payable under this Section 9 will be paid in the form of income continuation payments. Continuation of Base Salary will be paid at the rate in effect at the time of your termination. Amounts payable under this Section 9 will be made at such times and in such manner as consistent with ClubCorp’s normal payroll practices and will be subject to standard withholdings.

10. Termination by ClubCorp for Cause.

If ClubCorp terminates your employment with Cause, you will be entitled to receive your Base Salary for all days worked up to and including your last date of employment and payment for any accrued but unused vacation days according to ClubCorp policy. You will not, however, be entitled to any prorated portion of the Annual Bonus or any other payments, compensation or benefits of any sort under this Agreement or otherwise except as may be vested under the terms of a controlling benefit plan or program. All of your vested and unvested stock options will be governed by the Stock Plan. Except as otherwise provided, all of ClubCorp’s obligations under this Agreement will immediately cease.

11. Death or disability.

If you die or become disabled your employment will immediately cease. Disability for purposes of this section shall mean that you qualify for benefits under ClubCorp’s current disability benefit plan or any successor plan. Upon termination for death or disability, you will be entitled to receive your Base Salary for all days worked up to and including your last date of employment and payment for any accrued but unused vacation days. You will also receive an additional amount calculated by multiplying the amount of the Annual Bonus you received in the preceding calendar year by the fraction of the current year completed prior to your date of termination. Except as may be vested under the terms of a controlling benefit plan or program and as otherwise provided herein, you will not be entitled to any other payments, compensation or benefits of any sort under this Agreement or otherwise and all of ClubCorp’s obligations under this Agreement will immediately cease. All of your vested and unvested stock options will be governed by the Stock Plan.

12. Resignation Absent Good Reason.

If you voluntarily resign without Good Reason, you will be entitled to receive your Base Salary for all days worked up to and including your last date of employment and payment for any accrued but unused vacation days. You will not, however, be entitled to any prorated portion of the Annual Bonus or any other payments, compensation or benefits of any sort under this Agreement or otherwise except as may be vested under the terms of a controlling benefit plan or program. Except as otherwise provided, all of ClubCorp’s obligations under this Agreement will immediately cease. All of your vested and unvested stock options will be governed by the Stock Plan.

13. Change of Control.

(I) If there is a Change of Control of ClubCorp, all of your vested and unvested stock options will be deemed to have automatically vested on the date immediately prior to the date of such Change of Control.

(II) If any payments under this Agreement or under other plans, programs, or agreements with ClubCorp are subject to excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended from time to time, or any successor provision (the “Code”), ClubCorp will pay you an additional amount (the “Gross Up”), calculated and payable as described in Exhibit C, such that the net amount retained by you after deductions of any such excise tax and any income and employment taxes, social security tax, excise tax, interest or penalties imposed on such amounts paid under this section shall be equal to the full amount of the intended payment or benefit. In the event Section 5.3 of the Omnibus Stock Plan applies to you resulting in a reduction of a “parachute payment” you are otherwise entitled to receive, ClubCorp will pay you a Gross Up amount as described in Exhibit C.

14. Employee non-solicitation.

Our employees are our most important asset. As the result, for one year after your last date of employment, regardless of the reason for the ending of your employment, you agree not to, on behalf of yourself or any other person or entity, solicit for hire or retain any person who was, at any time during the last twelve months of your employment with ClubCorp or its Affiliates, employed by ClubCorp or any Affiliate in a position at or above the level of club manager or level nine at ClubCorp headquarters.

15. Confidentiality.

ClubCorp has provided you with substantial Confidential Information and, hereafter, will continue to provide you with Confidential Information. ClubCorp has invested much time, money and effort in developing this Confidential Information, and it has helped ClubCorp become the leader in the private club and golf resort business. Our competitors would like to be able to obtain this information without having to invest the same time, money and effort to develop it. For that reason, it is critical that the Confidential Information remain confidential. All Confidential Information is the sole property of ClubCorp and its Affiliates. While employed and after you leave your employment, you agree not to disclose or use the Confidential Information. You also agree to return to ClubCorp immediately upon the ending of your employment, regardless of the reason for the ending of your employment, all of the written or recorded Confidential Information that is within your possession or control, including all copies of it.

16. Inventions and works for hire.

You hereby irrevocably assign to ClubCorp all of your right, title and interest in and to any and all inventions and intellectual property, of any sort that relate in any way to ClubCorp’s or its Affiliate’s business, whether tangible or intangible, that you may discover, develop, invent, compile or write while you are employed by ClubCorp or its Affiliates. This provision applies regardless of whether you discover, develop, invent, compile or write it during business hours or on or off of ClubCorp’s or its Affiliates’ premises. You agree to take any actions, including the execution of documents or instruments, that ClubCorp may reasonably require to give effect to this assignment. You represent that you currently have no rights in any inventions or intellectual property that relate in any way to ClubCorp’s or its Affiliates’ business.

17. Covenant not to compete.

ClubCorp must protect the interests set out in the Confidentiality section of this Agreement. In addition, ClubCorp has a significant interest in, among other things, ensuring that you do not acquire a valuable ownership interest in ClubCorp as the result of ClubCorp’s Stock Plan and then act in a fashion that would assist ClubCorp’s or its Affiliates’ competitors in efforts to weaken ClubCorp’s competitive position and, thereby, decrease the value of ownership for other, loyal employees and former employees. As the result, in return for ClubCorp’s providing you with the Confidential Information, and as a precondition to your eligibility to acquire stock ownership in ClubCorp or any Affiliate, you agree that while you are employed and for two years from your last date of employment with ClubCorp or any Affiliate due to resignation without Good Reason or termination for Cause, you will not, anywhere in the United States, Europe, Asia or Australia:

(I) perform executive management services, in any capacity, or serve on the board of directors for any Competitor;

(II) solicit or accept business from any Customer to the extent such business is substantially similar to business solicited or accepted by ClubCorp or any Affiliate with respect to such Customer; or

(III) own any interest in any Competitor, except that, when you are no longer employed by ClubCorp or any Affiliate, you may own less than five (5) percent of the publicly traded stock of a Competitor.

Notwithstanding the above, in the event that you are terminated without Cause or resign with Good Reason, then the time period for the Non-Compete will be the length of time during which you receive income continuation severance payments under Section 9.

18. Non-disparagement.

You agree that you will not, at any time during your employment or while receiving income continuation severance payments under Section 9, say, publish or cause to be published anything that casts ClubCorp or the Affiliates in an unfavorable light, or that disparages or injures their good will or business reputation; provided, however, that nothing in this Agreement will limit your ability to make statements with respect to ClubCorp or the Affiliates in the context of litigation to preserve or enforce your rights with respect hereto or as may be required by process of law.

19. Related stock agreements and plans.

In the event that you breach any of your obligations under the “Employee nonsolicitation,” “Confidentiality,” “Inventions and works for hire,” and “Covenant not to compete” provisions of this Agreement, you agree that, upon notice of such breach, you will retain all shares of ClubCorp stock that are then in your possession or control or, if such shares are subsequently sold, the proceeds from such sale, until a final determination as to such breach. In the event of a final award of damages in ClubCorp’s favor, such award may be satisfied, at ClubCorp’s election, by return to ClubCorp of such shares valued at the then current value thereof (or the proceeds of such shares) to the extent necessary to satisfy the award. Additionally, ClubCorp will be entitled to pursue any other remedies allowed by law or in equity.

20. Supersedes any prior agreements.

This Agreement supersedes any and all other agreements or offers, either oral or in writing, between you and ClubCorp related to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any stock option agreement or plan, whenever entered into, the terms of this Agreement shall control.

21. Amendments must be in writing.

Except as otherwise provided in this Agreement, no amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by all of the parties hereto.

22. Texas law applies to this Agreement.

Because your employment could take you to any number of states or countries and because it is important to you and ClubCorp to be able to have some certainty that this Agreement will be applied consistently wherever you may work, ClubCorp and you agree that the substantive law of Texas will govern this Agreement, without giving effect to any conflict of law principles that would require the law of another jurisdiction to apply.

23. Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of and be enforceable by you and ClubCorp and each parties’ respective heirs, representatives, executors, successors and assigns, except that you may not assign your duties hereunder without the consent of ClubCorp.

24. Notices.

Any notices that either you or ClubCorp are required to give under the terms of this Agreement may be given in writing, either by personal delivery, facsimile or by registered or certified mail, postage prepaid with return receipt requested. Mailed or faxed notices must be sent to the following addresses:

If to CIubCorp:	Mr. Robert H. Dedman, Jr.
Chairman, ClubCorp, Inc.
3030 LBJ Freeway, Suite 700
Dallas, Texas 75234
Phone No.: (972) 888-7380 Facsimile No.: (972) 888-7717

If to you:	Mr. John Beckert
4920 Seneca Drive Dallas, Texas
Phone No.: (214) 352-1601

Any party may change his or its address by written notice. Notices delivered personally or by facsimile will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of three (3) days after proper mailing.

25. Definitions used in this Agreement.

(I) “Affiliates”: Collectively, all ClubCorp subsidiaries and any entity in which ClubCorp or any ClubCorp subsidiary, directly or indirectly, has a controlling ownership interest.

(II) “Cause”:

(a) Your failure substantially to perform your reasonable, material assigned duties hereunder, that remains uncured thirty (30) days’ after written notice of such failure by the Chairman or the Board identifying the performance deficiencies; or

(b) (i) fraud, embezzlement, or theft; (ii) conviction of a felony; (iii) conduct that, in the reasonable judgment of the Board, subjects ClubCorp to material public embarrassment or disrepute; (iv) willful harassment or discrimination in violation of ClubCorp policies; or (v) any material violation of ClubCorp policies or this Agreement; provided that, in the case of (iii) or (v), your conduct either subjects ClubCorp to immediate, substantive damage or, in the absence of such damage, continues after thirty (30) days’ written notice by the Chairman or the Board identifying the violation.

(III) “Change of Control”: This term will have the same meaning as in the Stock Plan.

(IV) “Competitor”: Any person or entity, the principal business of which is or is intended to become the ownership, management or provision of consulting services to three or more private clubs, golf facilities or golf resorts anywhere in the United States, Europe, Asia or Australia in a substantially similar manner as such business is conducted by ClubCorp or its Affiliates.

(V) “Confidential Information”: All trade secrets of ClubCorp and the Affiliates and any information or item that does not qualify under applicable law as a trade secret but to which ClubCorp or the Affiliates limit access, to any extent, either internally or externally, including but not limited to information and items related to plans, strategies, inventions, devices, services, products, processes, properties, assets, customers, customer lists, customer preferences, markets, marketing strategies, management, employees, technology, know-how, financial conditions or prospects, employee compensation, fee information, cost information, pricing information, business development plans and strategies, marketing plans and strategies, instructional methodology and techniques, computer software, specifications and code, sources of supply, products or services, designs, analyses, drawings, photographs and reports, computer operating systems, applications and program listings, flow charts, manuals, documentation, databases, accounting and business methods, production procedures, or merchandising systems. Notwithstanding the foregoing, “Confidential Information” does not include (a) information that is or becomes publicly available (except through disclosure by you in violation of this Agreement or through disclosure by any other person or entity in violation of a written agreement or common law duty, (b) information that was known to you prior to the Start Date, and (c) information that may be required to be disclosed by law or legal process.

(VII) “Customer”: Any person or entity with whom ClubCorp or any Affiliate, with your assistance and within one year prior to your last date of employment, had, was negotiating to have, or had taken substantial steps in furtherance of having a contractual relationship for the ownership or management of any private club, golf facility or golf resort.

(VIII) “Exercise Price”: This term will have the same meaning as in the Stock Plan.

(VIII) “Fair Market Value”: This term will have the same meaning as in the Stock Plan

(IX) “Good Reason”: This term will mean the occurrence of any of the following:

(a) a failure of ClubCorp to perform any material obligation under this Agreement or any stock option or other agreement governing the terms and conditions of your employment that remains uncured thirty (30) days after written notice by you identifying such failure;

(b) material diminution of your title, duties, responsibilities, authority, or base compensation, or;

(c) involuntary relocation of the site of your work to a location outside a 50 mile radius from ClubCorp’s current offices at 3030 LBJ Freeway in Dallas, Texas.

(X). “Stock Plan”: The ClubCorp, Inc. Omnibus Stock Plan, as amended.

[Signatures Appear on Following Page]

JOHN BECKERT

/s/ John A. Beckert
Signature
John A. Beckert
Printed

CLUBCORP USA, INC.

By:	/s/ Robert H. Dedman, Jr.
Signature
Robert H. Dedman, Jr.
Printed
Chairman of the Board
Title